Exhibit 10.8

EASTHAMPTON SAVINGS BANK

NON-QUALIFIED DEFERRED COMPENSATION PLAN

FOR SELECTED SENIOR EXECUTIVES

WHEREAS, Easthampton Savings Bank, a bank organized and existing under the laws of Massachusetts (the “Bank”), acting by and through the Executive Committee of its Board of Directors pursuant to resolutions approved at the June 14, 2017 meeting of the Executive Committee of the Board of Directors, has established this Non-Qualified Deferred Compensation Plan for Selected Senior Executives (as amended or restated from time to time by the Bank, the “Plan”), effective as of January 1, 2017 (the “Effective Date”); and

WHEREAS, the Plan is an unfunded, non-qualified deferred compensation arrangement maintained for a select group of management or highly compensated employees, as that term is used in Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and shall be interpreted in accordance with, and shall comply in form and operation with, Section 409A of the Code.

1. Meanings of Capitalized Terms; Plan Eligibility Requirements

1.1. Meanings of Capitalized Terms. Capitalized words and phrases used in this Plan that are not defined above or in the body of this Plan have the meanings given in Schedule 1 to this Plan. The Recitals, Schedules and Exhibits to this Plan are a material part of this Plan and are incorporated into this Plan as if fully set forth herein.

1.2. Eligibility Requirements for Participation in Plan; Admission to Plan. No person shall be eligible to become a Participant in the Plan unless (i) the person is a Key Employee of the Bank, and (ii) the Plan Administrator, acting in its sole discretion, has elected to admit the Key Employee into the Plan by delivering a Plan Admission Notice to the Key Employee. No person who is eligible to become a Participant in the Plan shall become a Participant unless and until such person has signed, dated, and returned to the Plan Administrator a copy of the Plan Admission Notice. Any person who becomes a Participant in the Plan is subject to all of the terms and conditions of the Plan, regardless of the manner in which such person becomes a Participant in the Plan.

1.3. Notice of Initial Annual Award Amount; Right to Modify or Terminate Annual Award Amount. The Plan Admission Notice shall state an initial Annual Award amount, expressed as a percentage of the Key Executive’s Annual Compensation for any Applicable Plan Year, which shall remain the Annual Award amount applicable to such Participant until such time as the Plan Administrator delivers a subsequent written notice to the Participant increasing, decreasing, or terminating such Annual Award. Notwithstanding any other provisions of the Plan, each Participant in the Plan acknowledges and agrees that the Plan Administrator, acting in its sole discretion, may increase, decrease, or terminate the Annual Award payable to such Participant under the Plan.

1.4. Records of Actions by Plan Administrator. The Plan Administrator’s vote(s) to (i) make a Key Employee eligible to participate in the Plan, (ii) set the amount of the Annual Award stated in any Plan Admission Notice, or (iii) thereafter, to increase, decrease, or terminate the

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan	Page 1

amount of the Annual Award stated in any Plan Admission Notice or subsequent written notice to a Plan Participant, shall in each case, be duly recorded in the written minutes of the meeting at which such vote is approved.

2. Nature of Benefit; Benefit Accrual and Vesting

2.1. Nature of Benefit. The benefits provided by the Plan are granted by the Bank as a fringe benefit to the Participants and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Participants have no option to take any current payment in lieu of the benefits provided by the Plan.

2.2. Accounting for Benefit. The Bank will account for the liability that should be accrued by the Bank for the Bank’s obligations to each Participant under the Plan in accordance with Generally Accepted Accounting Principles applied in the manner required by the Bank’s primary federal regulator.

2.3. Liability Reserve Account. The Bank will establish on its books, for each Participant, a reserve account (the “Accrued Liability Reserve Account”) in which it will record Annual Awards credited under the Plan and Applicable Returns thereon; and payments made by the Bank under the Plan. The Bank will not otherwise credit, debit, or adjust the Accrued Liability Reserve Account except as necessary to conform with Generally Accepted Accounting Principles as applied in the manner required by the Bank’s primary Federal regulator. Notwithstanding the Bank’s agreement to establish such account and its recording therein of Annual Awards credited under the Plan and Applicable Returns thereon, neither the Participant, nor the Participant’s spouse, any legal representative or Beneficiary of the Participant, any successor in interest of any of them, or any other person, will have any interest therein. All amounts credited to such Accrued Liability Reserve Account will continue for all purposes to be a part of the general assets of the Bank; and all legal and beneficial ownership of all amounts so reserved will remain at all times in the Bank.

2.4. Annual Awards; Accrual of Applicable Returns; and Vesting. The Bank will record credits in a Participant’s Accrued Liability Reserve Account at the times specified below in the amounts specified below:

2.4.1. Annual Awards during Employment. If, but only if, the Participant remains employed by the Bank for the entirety of any Plan Year during which the Participant is a Participant in the Plan, the Bank will credit the Participant’s Accrued Liability Reserve Account with an Annual Award for such Plan Year. Any such Annual Award will be credited to the Accrued Liability Reserve Account effective as of the first day of the following Plan Year. For example, if the Participant was employed for the entirety of the 2017 Plan Year, the Participant’s Annual Compensation for the 2017 Plan Year was $100,000, and the Participant’s Annual Award under the Plan was set at 10% of Annual Compensation, then on January 1, 2018, the Bank would credit an Annual Award of $10,000 for the 2017 Plan Year.

2.4.2. Crediting and Calculation of Applicable Returns on Awards. If the Participant remains employed by the Bank on the last day of such calendar month, the Bank will adjust the balance of the Accrued Liability Reserve Account by crediting an amount equal to the Applicable Return for that month. Applicable Returns will be calculated and credited on the last day of each applicable calendar month by applying the Applicable Rate reported on the first day of such month to the Participant’s Accrual Balance as of the first day of such month. The

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan	Page 2

Applicable Rate to be credited for any applicable month shall be calculated on the actual number of days elapsed during such month on the basis of a 365-day year. For example, if the Participant’s Accrual Balance was $10,000 as of January 1, 2018, the Participant remained employed by the Bank on January 31, 2018, and Applicable Rate on January 1, 2018 was 1% per annum, then on January 31, 2018, the Participant’s Accrued Liability Reserve Account would be credited with an Applicable Return determined by applying the Applicable Rate, calculated on a per diem basis, to Participant’s Accrual Balance on January 1, 2018 ($10,000 x Applicable Rate (calculated on a per diem basis) = Applicable Return credited on January 31, 2018).

2.4.3. Vesting. Except as provided in Section 7 of this Plan (describing circumstances under which this Plan is cancelled and all benefits are forfeited), any benefit payments due under this Plan will be calculated using the applicable “Vested Interest” specified in Sections 2.4.3(a), 2.4.3(b), 2.4.3(c) or 2.4.3(d) below.

(a) Vested Interest in any Payments on Account of Death or Disability. The amount of any death or Disability benefit payment payable under this Plan will be calculated using a Vested Interest of one hundred percent (100%).

(b) Vested Interest in any Payments on Account of Change in Control-Related Separation from Service. The amount of any benefit payment payable under this Plan on account of any Change in Control-Related Separation from Service will be calculated using a Vested Interest of one hundred percent (100%).

(c) Vested Interest in any Payments on Account of Early Termination. Except as provided above (with respect to death, Disability and Change in Control-Related Separation from Service) and below (with respect to attainment of Retirement Age), a Participant’s “Vested Interest” in the Accrued Liability Reserve Account will be zero percent (0%) until the third (3rd) anniversary of the date on which the Participant becomes a Participant in the Plan. Commencing on the third (3rd) anniversary of the date on which the Participant becomes a Participant in the Plan, and thereafter, the “Vested Interest” in all sums credited to the Accrued Liability Reserve Account, excepting only those Annual Awards and Applicable Returns thereon for the two most recently completed Plan Years (in which the Participant will have a “Vested Interest” of zero percent (0%)), is one hundred percent (100%), subject to forfeiture provisions stated in Section 7.

(d) Vested Interest as of Retirement Date. Notwithstanding the provisions of Section 2.4.3(c) above, and except as provided in Section 7 of this Plan (describing circumstances under which this Plan is cancelled and all benefits are forfeited), the amount of any Retirement Benefit payable under Section 3.1 of this Plan will be calculated using a Vested Interest of one hundred percent (100%).

3. Benefit Payments During Lifetime of Participant

3.1. Retirement Benefit. If the Participant attains Retirement Age while in the Active Service of the Bank, the Bank will pay the Participant the benefit described in this Section 3.1 in lieu of any other benefit under Section 3 of this Plan. In the event of the Participant’s death, benefits will be paid in accordance with Section 4 of this Plan, which will be controlling.

3.1.1. Amount of Benefit. The benefit under this Section 3.1 is a sum equal, in the aggregate, to the Participant’s Accrual Balance.

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan	Page 3

3.1.2. Time and Form of Payment. The Bank will pay said sum to the Participant in one (1) lump sum on the first day of the second month following the Participant’s Retirement Date.

3.2. Early Termination Benefit. Upon the occurrence of the Participant’s Early Termination, the Bank will pay the Participant the benefit described in this Section 3.2 in lieu of any other benefit under Section 3 of this Plan. In the event of the Participant’s death, benefits will be paid in accordance with Section 4 of this Plan, which will be controlling.

3.2.1. Amount of Benefit. The benefit under this Section 3.2 is a sum equal to the Participant’s Vested Interest in the Accrual Balance as of the date of Early Termination.

3.2.2. Time and Form of Payment. The Bank will pay the Participant the Vested Interest in the Accrual Balance in one (1) lump sum on the first day of the second month following the Participant’s Early Termination.

3.3. Disability Benefit. Upon the occurrence of the Participant’s Disability, the Bank will pay the Participant the benefit described in this Section 3.3 in lieu of any other benefit under Section 3 of this Plan. In the event of the Participant’s death, benefits will be paid in accordance with Section 4 of this Plan, which will be controlling.

3.3.1. Amount of Benefit. The benefit under this Section 3.3 is a sum equal to the Participant’s Accrual Balance as of the date of the Participant’s Disability.

3.3.2. Time and Form of Payment. The Bank will pay the Participant the Vested Interest in the Accrual Balance in one (1) lump sum on the first day of the second month following the Participant’s Disability.

3.4. Change in Control-Related Benefit. If the Participant experiences an Involuntary Separation from Service upon the occurrence of a Change in Control or during the two (2) year period following the occurrence of a Change in Control (a “Change in Control-Related Separation from Service”), then the Bank will pay the Participant the benefit described in this Section 3.4 in lieu of any other benefit under Section 3 of this Plan. In the event of the Participant’s death, benefits will be paid in accordance with Section 4 of this Plan, which will be controlling.

3.4.1. Amount of Benefit. The benefit under this Section 3.4 is a sum equal to the Participant’s Accrual Balance as of the date of the Change in Control-Related Separation from Service.

3.4.2. Time and Form of Payment. The Bank will pay the Participant the Vested Interest in the Accrual Balance in one (1) lump sum on the first day of the second month following the Participant’s Change in Control-Related Separation from Service.

3.5. Parachute Payments. It is the intention of the Bank and the Participant that no payments by the Bank to or for the Participant’s benefit under this Plan or any other agreement or plan pursuant to which the Participant is entitled to receive payments or benefits will be non-deductible to the Bank by reason of the operation of Section 280G of the Code. Accordingly, notwithstanding any other provision of this Plan or any such agreement or plan, if by reason of the operation of Section 280G, any payments exceed the amount that can be deducted by the Bank, such payments will be reduced to the maximum amount that can be deducted by the Bank. To the extent that payments exceeding such maximum deductible amount have been made to or for the

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan	Page 4

Participant's benefit, such excess payments will be refunded to the Bank with interest thereon at the applicable federal rate determined under Section 1274(d) of the Code, compounded annually, or at such other rate as may be required in order that no such payments will be non-deductible to the Bank by reason of the operation of Section 280G. To the extent that there is more than one method of reducing the payments to bring them within the limitations of Section 280G, the Participant will determine which method will be followed, provided that if the Participant fails to make such determination within forty-five (45) days after the Bank has sent to the Participant written notice of the need for such reduction, the Bank may determine the method of such reduction in its sole discretion.

If any dispute between the Bank and the Participant as to the amounts to be payable hereunder, or the method of calculating such amounts, cannot be resolved by the Bank and the Participant, either party after giving three (3) days’ written notice to the other, may refer the dispute to an independent certified public accountant selected jointly by the Bank and the Participant. The determination of such certified public accountant as to the amount payable hereunder, and the method of calculating such amount, will be final and binding on both the Bank and the Participant. The Bank will bear the costs of any such determination.

4. Benefit Payments after Death of Participant

4.1. Death while in the Active Service of the Bank. If the Participant dies while in the Active Service of the Bank, the Bank will pay the Beneficiary the benefit payments described in this Section 4.1. Said payments will be made in lieu of any payments that would otherwise be payable under Section 3 of this Plan or under any other provision of Section 4 of this Plan.

4.1.1. Amount of Benefit. The benefit under this Section 4.1.1 is a sum equal to Participant’s Accrual Balance as of the date of the Participant’s Death.

4.1.2. Time and Form of Payment. The Bank will pay the Beneficiary said sum in one (1) lump sum on the first day of the second month following the Participant’s Death.

4.2. In-Service Death After Attainment of Retirement Age. If, during the Participant’s lifetime, the Participant attains Retirement Age while in the Active Service of the Bank and becomes entitled to the payment of a Retirement Benefit under Section 3.1 of this Plan, but the Participant dies before receiving such payment, the Bank will pay the Beneficiary the benefit payment described in this Section 4.2. Said payment will be made in lieu of any payments that would otherwise be payable under Section 3 of this Plan or under any other provision of Section 4 of this Plan.

4.2.1. Amount of Benefit. The benefit under this Section 4.2.1 is a sum equal, in the aggregate, to the Participant’s Accrual Balance as of the date of the Participant’s Death.

4.2.2. Time and Form of Payment. The Bank will pay said sum to the Beneficiary in one (1) lump sum commencing on the first day of the second month following the Participant’s Death.

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan	Page 5

5. Restrictions on Timing of Distributions; Permissible Changes to Form or Timing of Distributions

5.1. Restrictions on Timing of Distributions. Notwithstanding any other provision of this Plan, the following restrictions will apply to the timing of all of the distributions provided for under this Plan:

5.1.1. Six-Month Payment Delay for Specified Employees. Notwithstanding any provision of this Plan to the contrary, if the Participant is considered a Specified Employee at Separation from Service under such procedures as established by the Bank in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six (6) months after the date of such Separation from Service, or the date of the Participant’s death, if earlier. Therefore, in the event this Section 5.1.1 is applicable to the Participant, any distribution which would otherwise be paid to the Participant within the first six months following the Separation from Service will be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Separation from Service, or the date of the Participant’s death, if earlier. All subsequent distributions will be paid in the manner specified in this Plan. Generally speaking, the Participant will not be a “Specified Employee” so long as the Bank (including its parent holding companies) does not have publicly traded stock. However, the Participant and the Bank should consult with their legal and tax advisors prior to payment of any benefits under this Plan in order to confirm that the Participant is not a Specified Employee. So long as the Participant is not a Specified Employee, the provisions of this Section 5.1.1 will not apply to the Participant.

5.1.2. Payment Within a Designated Time Period. It is understood and agreed that, if this Plan provides for the distribution of a benefit to the Participant within a designated period of time (for example “within ninety (90) days” of the occurrence of a permissible distribution event), then the Participant does not have a right to designate the taxable year of the payment of such benefit (for example, if the designated period started during one calendar year and ended during a subsequent calendar year, then the Participant would not be permitted to designate the calendar year during which the distribution was to be made).

5.2. Distributions Upon Income Inclusion Under Section 409A of the Code. If any amount is required to be included in income by the Participant prior to receipt due to a failure of this Plan to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, the Participant may petition the Plan Administrator for a distribution of that portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder that is required to be included in the Participant’s income. Upon the grant of such a petition, which grant will not be unreasonably withheld, the Bank will distribute to the Participant immediately available funds in an amount equal to the portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder required to be included in income as a result of the failure of this Plan to meet the requirements of Code Section 409A and related Treasury guidance or Regulations, which amount will not exceed the Participant’s unpaid amount the Bank has accrued with respect to the Bank’s obligations hereunder. If the petition is granted, such distribution will be made within ninety (90) days of the date when the Participant’s petition is granted. Such a distribution will affect and reduce the Participant’s benefits to be paid under this Plan.

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan	Page 6

5.3. Permissible Acceleration of Payments. Under Treasury Regulation 1.409A-3(j)(1), a payment of deferred compensation may not be accelerated except as provided in Treasury Regulation 1.409A-3(j)(4). This Plan allows all permissible payment accelerations authorized in Treasury Regulation 1.409A-3(j)(4), including without limitation, payments necessary to comply with a domestic relations order, payments necessary to comply with certain conflict of interest rules, payments intended to pay employment taxes, and other permissible payments allowed thereunder. This Plan also allows payments permitted under Code Section 409A and its implementing regulations that are allowed as a result of the occurrence of an Unforeseeable Emergency, and such payments will be made only as and when permitted under Treasury Regulation 1.409A-3(i)(3). Requests to accelerate payments must be submitted in writing to the Plan Administrator for consideration and approval. The Plan Administrator is authorized, but is not required, to approve any such request, and may condition approval of any such request on such terms as the Plan Administrator determines to be necessary or appropriate.

5.4. Change in Form or Timing of Payments. The Participant and the Bank may, subject to the terms of Section 10.1 of this Plan, amend the Plan to change the time or form of payments made under this Plan. Any such amendment will be considered made only when it becomes irrevocable under this Plan. Any such amendment will be considered irrevocable not later than thirty (30) days following acceptance of the amendment by the Plan Administrator. No such amendment will be permitted unless it complies with the following requirements:

(a) The change in time or form of payment effected by such amendment must not take effect until at least 12 months after the date on which the amendment is made;

(b) Unless the amendment changes the time and form of payment due to the Participant’s death, Disability, or the occurrence of an Unforeseeable Emergency, the amendment must defer the commencement of payments for a period of not less than five years from the date the first amount was scheduled to be paid; and

(c) if the amendment will change the time or form of a payment that is to be made at a specified time or pursuant to a fixed schedule, the amendment must be made not less than 12 months before the date the first amount was scheduled to be paid.

6. Beneficiaries

6.1. Beneficiary. The Participant will have the right, at any time, to designate a Beneficiary to receive any benefit distributions under this Plan upon the death of the Participant. The Beneficiary designated under this Plan may be the same as or different from the beneficiary designated under any other plan of the Bank in which the Participant participates.

6.2. Beneficiary Designation; Change. The Participant will designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Participant will have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed will be cancelled. The Plan Administrator will be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator prior to the Participant’s death.

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan	Page 7

6.3. Acknowledgment. No designation or change in designation of a Beneficiary will be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4. No Beneficiary Designation. If the Participant dies without providing the Plan Administrator with a properly completed Beneficiary Designation Form, or if all designated Beneficiaries predecease the Participant, then the Participant’s estate will be the designated Beneficiary.

6.5. Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit will be a distribution for the account of the Participant and the Participant’s Beneficiary, as the case may be, and will be a complete discharge of any liability under the Plan for such distribution amount.

7. Forfeiture Provisions

7.1. Forfeiture on Termination for Cause. Notwithstanding any provision of this Plan to the contrary, if the Participant’s Active Service is terminated by means of a Termination for Cause, the Bank will not distribute any benefit under this Plan, this Plan will automatically terminate, and all benefits provided herein will automatically be forfeited. If a dispute arises as to “Termination for Cause,” such dispute will be resolved by arbitration as set forth in Section 11.15 of this Plan. In the alternative, if the Participant is permitted to resign as an alternative to being Terminated for Cause, the Board Executive Committee may, by majority vote, terminate all benefits under this Plan.

7.2. Removal of Participant by Bank Regulators. Notwithstanding any provision of this Plan to the contrary, the Bank will not distribute any benefit under this Plan if the Participant is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act; and in such case, this Plan will automatically terminate, and all benefits provided herein will automatically be forfeited.

8. Administration of Plan

8.1. Plan Administrator. This Plan will be administered by a Plan Administrator which will consist of the Executive Committee of the Board (“Board Executive Committee”), unless the Board Executive Committee appoints a committee of one or more persons to discharge some or all of the administrative duties of the Bank under this Plan. If the Board Executive Committee elects to create any such committee, the Board Executive Committee will retain, at all times, the discretion to determine the composition and authority of such committee, including without limitation, by appointing the members of such committee, removing and replacing all such members, filling any vacancies on such committee, and by amending or terminating the authority delegated to such committee and returning such authority to the Board Executive Committee.

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan	Page 8

8.2. Duties of Plan Administrator. The Plan Administrator will administer this Plan in accordance with its express terms and will also have the discretion and authority to do each of the following: (i) adopt rules and regulations for the administration of this Plan; (ii) interpret, alter, amend or revoke any rules and regulations so adopted; (iii) decide or resolve any and all questions as may arise in connection with the administration of this Plan, including interpretations of this Plan; (iv) require the presentation of satisfactory proof of the occurrence of any event that is a condition precedent to the commencement of any payment or discharge of any obligation under this Plan; and (v) perform any and all administrative duties under this Plan. The foregoing notwithstanding, the Plan Administrator will have no authority or discretion to take or permit the taking of any action which results in the Plan being non-compliant (in form or operation) with Section 409A of the Code or its implementing regulations.

8.3. Recusal. A person will not be precluded from receiving benefits under this Plan as a result of serving as Plan Administrator or on any committee serving as Plan Administrator, but such person will not be permitted to participate in the making of any decisions by or on behalf of the Plan Administrator that pertain to such person’s interest in the Plan.

8.4. Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

8.5. Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder will be final and conclusive and binding upon all persons having any interest in the Plan.

8.6. Indemnity of Plan Administrator. The Bank will indemnify and hold harmless the Plan Administrator and its agents against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator.

8.7. Bank Information. To enable the Plan Administrator to perform its functions, the Bank will supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of any event triggering a benefit under this Plan, and such other pertinent information as the Plan Administrator may reasonably require.

9. Claims And Review Procedures

9.1. Any Participant or Beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be distributed must make a claim for such benefits as follows:

9.1.1. Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the claimant. If the claim relates to disability benefits, then the Plan Administrator will designate a sub-committee to conduct the initial review of the claim (and applicable references below to the Plan Administrator will mean such sub-committee).

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan	Page 9

9.1.2. Timing of Plan Administrator Response. The Plan Administrator will respond to such claimant within ninety (90) days after receiving the claim if the claim is not a claim for disability benefits. If the claim is for disability benefits, the Plan Administrator will respond to such claimant within forty-five (45) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing a claim, and the claim is not for disability benefits, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period that an additional period is required. If the claim is for disability benefits, and the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional thirty (30) days by notifying the claimant in writing, prior to the end of the initial forty-five (45) day period that an additional period is required. In addition, if the Plan Administrator determines that special circumstances require additional time for processing any such claim for disability benefits, the Plan Administrator can extend the response period by a second thirty (30) day extension period by notifying the claimant in writing, prior to the end of the initial thirty (30) day extension period that an additional extension period is required. Each notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

9.1.3. Notice of Decision. The Plan Administrator will notify the claimant in writing of its decision. The Plan Administrator will write the notification in a manner calculated to be understood by the claimant. If the Plan Administrator denies part or all of the claim, the notification will set forth:

(a)
The specific reasons for the denial;
(b)
A reference to the specific provisions of the Plan on which the denial is based;
(c)
A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;
(d)
An explanation of the Plan’s review procedures and the time limits applicable to such procedures;
(e)
In the case of a notification pertaining to a claim for disability benefits, such additional information as is required in order to comply with the requirements of DOL Reg. 2560.503-1(g)(1)(v), or any successor thereto;
(f)
Any additional information required to be provided under ERISA or its implementing regulations; and
(g)
A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan	Page 10

9.2. Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant will have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

9.2.1. Initiation – Written Request. To initiate the review, the claimant, within one hundred eighty (180) days after receiving the Plan Administrator’s notice of denial of a claim that constitutes a claim for disability benefits, and within sixty (60) days after receiving the Plan Administrator’s notice of denial of any other sort of claim, must file with the Plan Administrator a written request for review.

9.2.2. Additional Submissions – Information Access. The claimant will then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator will also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

9.2.3. Nature of Review – Considerations on Review. The Plan Administrator may, in its sole discretion, hold a hearing to review the claim. In considering the claim on review, the Plan Administrator will take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations will be required in the case of a claim for disability benefits. If the claim under review pertains to disability benefits, the review will be made by members of the Plan Administrator other than the original decision maker(s) and such person(s) will not be subordinate(s) of the original decision maker(s). In addition, the claim will be reviewed without deference to the initial adverse benefits determination and, if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a healthcare professional with appropriate training and experience in the field of medicine involving the medical judgment. The healthcare professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.

9.2.4. Timing of Plan Administrator Response. The Plan Administrator will respond in writing to the claimant within sixty (60) days after receiving the request for review, if the request for review does not pertain to a claim for disability benefits. If the request for review pertains to a claim for disability benefits, the Plan Administrator will respond in writing within forty-five (45) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the request for review, and the request for review does not pertain to a claim for disability benefits, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, that an additional period is required. If the request for review pertains to a claim for disability benefits, and the Plan Administrator determines that special circumstances require additional time for processing the request for review, the Plan Administrator can extend the response period by an additional forty-five (45) days by notifying the claimant in writing, prior to the end of the initial forty-five (45) day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan	Page 11

9.2.5. Notice of Decision. The Plan Administrator will notify the claimant in writing of its decision on review. The Plan Administrator will write the notification in a manner calculated to be understood by the claimant. If the Plan Administrator denies part or all of the claim, the notification will set forth:

(a)
The specific reasons for the denial;
(b)
A reference to the specific provisions of the Plan on which the denial is based;
(c)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits;
(d)
In the case of a notification pertaining to a claim for disability benefits, such additional information as is required in order to comply with the requirements of DOL Reg. 2560.503-1(j)(5), or any successor thereto;
(e)
Any additional information required to be provided under ERISA or its implementing regulations; and
(f)
A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

9.2.6. Arbitration. If a claimant continues to dispute an adverse benefit determination after the Plan Administrator has issued its notice of decision on review, then the claimant must submit the dispute to arbitration in accordance with the provisions of Section 11.15 of this Plan. Notwithstanding any provisions of this Plan to the contrary: (i) any such arbitration will be conducted in a manner that complies with all applicable requirements of ERISA and its implementing regulations, including, in the case of a dispute pertaining to the denial of a claim for disability benefits, the requirements of DOL Reg. 2560.503-1(c)(4) or any successor thereto; and (ii) the claimant will not be precluded, as a result of submitting the claim to arbitration, from exercising any rights granted to the claimant under ERISA Section 502(a) or other applicable law.

9.2.7. Exhaustion of Remedies. A claimant must follow the claims review procedures under this Plan and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.

10. Amendments and Termination

10.1. Amendment; Termination. This Plan may be amended or terminated by the vote of the Board Executive Committee, but any such amendment or termination shall not affect or change rights or obligations incurred up to the time of such amendment or termination; provided, however, that the Bank may unilaterally amend this Plan to conform with written directives to the Bank from its auditors or banking regulators or to comply with applicable law. Except as provided in Section 10.2, the termination of this Plan will not cause a distribution of benefits under this Plan. Rather, upon such termination, benefit distributions will be made at the earliest distribution event permitted under Section 3 or Section 4 of this Plan.

10.2. Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 10.1, the distribution of benefits described in clauses (a), (b) and (c) below will be

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan	Page 12

permitted if the Bank terminates this Plan under the circumstances described in Treasury Regulation 1.409A-3(j)(ix), including to the extent applicable, the following circumstances:

(a) Within thirty (30) days before, or twelve (12) months after a transaction described in Code Section 409A(a)(2)(A)(v), i.e., a change in the ownership or effective control of the Bank, or in the ownership of a substantial portion of the assets of the Bank, provided that all distributions are made no later than twelve (12) months following termination of the Plan and further provided that all the Bank’s arrangements which are substantially similar to the Plan are terminated so the Participant and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b) Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c) Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Plan pursuant to Treasury Regulations Section 1.409A-1(c) if the Participant participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Plan; the Bank may distribute the Accrual Balance, determined as of the date of the termination of the Plan, to the Participant in a lump sum subject to the above terms.

11. Miscellaneous

11.1. Binding Effect. This Plan is binding on the Participant, the Bank, and any Beneficiaries, and their respective, successors, permitted assigns, heirs, executors, administrators and personal representatives.

11.2. No Guarantee of Service. This Plan is not a contract for service or employment. It does not give the Participant the right to remain as an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Participant. It also does not require the Participant to remain an employee nor interfere with the Participant’s right to terminate service at any time.

11.3. Non-Transferability. Benefits under this Plan cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner. In furtherance of the foregoing, and not by way of limitation, neither the Participant nor the Participant’s spouse, any legal representative or Beneficiary of the Participant, any successor in interest of any of them, or any other person will have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor will any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or the Participant’s spouse, any legal representative or Beneficiary of the Participant, any successor in interest of any of them, or any other person, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise.

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan	Page 13

11.4. Tax Withholding and Reporting. The Bank will withhold any taxes that are required to be withheld, including but not limited to taxes owed under Section 409A of the Code and regulations thereunder, from the benefits provided under this Plan. The Participant acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies). Further, the Bank will satisfy all applicable reporting requirements, including those under Section 409A of the Code and regulations thereunder.

11.5. Applicable Law. The Plan and all rights hereunder will be governed by the laws of the Commonwealth of Massachusetts except to the extent preempted by the laws of the United States of America.

11.6. Unfunded Arrangement. The Participant and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Plan. The benefits represent the mere promise by the Bank to distribute such benefits. Neither the adoption and maintenance of this Plan, nor any action taken pursuant to this Plan will create or be deemed to create a trust or fiduciary relationship of any kind. At no time will the Participant, the Participant’s spouse, any legal representative or Beneficiary of the Participant, any successor in interest of any of them, or any other person, be deemed to have any lien, right, title or interest in any specific investment or asset of the Bank; all such assets will continue for all purposes to be a part of the general assets of the Bank; and all legal and beneficial ownership of such assets will remain at all times in the Bank. To the extent that the Participant, the Participant’s spouse, any legal representative or Beneficiary of the Participant, any successor in interest of any of them, or any other person acquires any right to receive payments from the Bank under this Plan, such right will be no greater than the right of any unsecured general creditor of the Bank; and such persons will have no property interests in any specific assets of the Bank, including without limitation, any reserves established by the Bank.

Except as otherwise expressly set forth in Section 2.3 of this Plan, the Bank reserves the absolute right, in its sole discretion, to earmark and set aside assets to satisfy the obligations undertaken by the Bank under this Plan and to determine the extent, nature and method of such provision, or to refrain from so doing. Should the Bank elect to provide for its obligations under this Plan, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, the Bank reserves the absolute right, in its sole discretion, to terminate such policies and such provision, earmarking and set-aside at any time, in whole or in part. If the Bank elects to invest in a life insurance, disability or annuity policy on the life of the Participant, the Participant will assist the Bank in so doing by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

11.7. Reorganization. The Bank will not merge or consolidate into or with another bank, firm or person, or sell substantially all of its assets to another bank, firm or person until such bank, firm or person expressly agrees, in writing, to assume and discharge the duties and obligations of the Bank under this Plan. Upon the occurrence of such event, the term “Bank” as used in this Plan will be deemed to refer to the successor or survivor bank and will have all rights, benefits and obligations of the “Bank” under this Plan.

11.8. Entire Plan. This Plan constitutes the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Plan other than those specifically set forth herein.

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan	Page 14

11.9. Interpretation. Wherever the fulfillment of the intent and purpose of this Plan requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural. References in this Plan to a “Section” (such as “Section 11.9”) will be deemed to be references to a specific section of this Plan, unless another document is specifically referenced; and any reference to a specific Section of this Plan will be deemed to include the subsections of that specific Section.

11.10. Alternative Action. In the event it becomes impossible for the Bank or the Plan Administrator to perform any act required by this Plan due to regulatory or other constraints, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Plan and is in the best interests of the Bank, provided that such alternative acts do not violate Section 409A of the Code.

11.11. Headings. Article and section headings are for convenient reference only and will not control or affect the meaning or construction of any of its provisions.

11.12. Validity. If any term, provision, covenant, or condition of this Plan is determined by an arbitrator or court, as the case may be, to be invalid, void, or unenforceable, such determination will not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Plan will remain in full force and effect notwithstanding such partial invalidity.

11.13. Notice. Any notice or filing required or permitted to be given to the Participant under this Plan will be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Plan will be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Easthampton Savings Bank, 36 Main Street, Easthampton, MA 01027, Attn: Director of Human Resources

Such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

11.14. Compliance with Section 409A; Savings Clause. This Plan will at all times be administered and the provisions of this Plan will be interpreted consistent with and in a manner that complies with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Plan.

11.15. Dispute Resolution. Except as otherwise expressly set forth in Section 9.2.6 of this Plan:

(a) If a dispute arises out of or relates to this Plan, or the breach hereof, and if such dispute is not settled within a commercially reasonable time (not to exceed sixty (60) days, through negotiations), the parties will attempt in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to litigation. No resolution or attempted resolution of any dispute or disagreement pursuant to this Section 11.15 will be deemed a waiver of any term or provision of this Plan or consent to any

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan	Page 15

breach or default, unless such waiver or consent is in writing and signed by the party claimed to have waived or consented.

(b) Any dispute or controversy not settled in accordance with the foregoing provisions of this Section 11.15 will be settled exclusively by binding arbitration to be conducted before three (3) arbitrators in Boston, Massachusetts in accordance with the rules of the American Arbitration Association then in effect. Each party will select one (1) such arbitrator and two (2) arbitrators so selected will choose a third.

(c) The parties covenant and agree that they will participate in such mediation and/or arbitration in good faith and that the Bank will bear the fees and expenses of such proceeding charged by the American Arbitration Association (including the fees of the arbitrators). In arbitration, the arbitrator will not have the power to award damages in excess of actual compensatory damages and will not multiply actual damages or award punitive damages or any other damages, and each party hereby irrevocably waives any claim to such damages.

(d) The parties hereto agree that they and their heirs, personal representatives, successors and assigns will be bound by the decision of such arbitrator with respect to any controversy properly submitted to it for determination.

11.16. Opportunity to Consult with Independent Advisors. The Participant acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and legal counsel regarding both the benefits granted to him under the terms of this Plan and the: (i) terms and conditions which may affect the Participant’s right to these benefits; and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code and guidance or regulations thereunder, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Participant acknowledges and agrees will be the sole responsibility of the Participant notwithstanding any other term or provision of this Plan. The Participant further acknowledges and agrees that the Bank will have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Participant and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representative, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this paragraph. The Participant further acknowledges that he has read, understands and consents to all of the terms and conditions of this Plan, and that he enters into this Plan with a full understanding of its terms and conditions.

IN WITNESS THEREOF, the Bank has caused this Plan to be executed by its duly authorized officer effective as of the day and year first written (the Effective Date).

EASTHAMPTON SAVINGS BANK

/s/ Matthew S. Sosik
Name: Matthew S. Sosik
Title: President & Chief Executive Officer

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan	Page 16

Schedule 1

Defined Terms

Whenever used in the Plan, the following words and phrases will have the meanings specified in this Schedule 1:

“Accrual Balance” means the balance accrued by the Bank in the Accrued Liability Reserve Account maintained for each Participant, as adjusted to reflect the cumulative Applicable Return thereon, as of any applicable Accrual Balance calculation date.

“Accrued Liability Reserve Account” means the liability reserve account maintained for each Participant in the Plan, as described in Section 2.3 of this Plan.

“Active Service” means the period of time during the entirety of which time the Participant is employed by the Bank and a Participant’s Active Service will end on the earlier of the Participant’s Separation from Service or death.

“Annual Award” means, with respect to each Participant (i) a sum that equals the percentage of such Participant’s Annual Compensation for any Applicable Plan Year specified in such Participant’s Plan Admission Notice, or in any subsequent written notice issued to the Participant by the Plan Administrator, and (ii) which will be credited to the Participant’s Accrued Liability Reserve Account in accordance with the requirements of Section 2.4.1 of the Plan. For example, if the Participant was employed for the entirety of the 2017 Plan Year, the Participant’s Annual Compensation for the 2017 Plan Year was $100,000, and the Participant’s Annual Award under the Plan was set at 10% of Annual Compensation, then on January 1, 2018, the Bank would credit an Annual Award of $10,000 for the 2017 Plan Year.

“Annual Compensation” means, for each Applicable Plan Year, the sum of (i) the Participant’s annual base salary paid during such Plan Year, plus (ii) any and all cash bonuses paid to the Participant during such Plan Year. Total Annual Compensation excludes all non-cash benefits provided to the Participant by the Bank, including without limitation, any and all health and welfare benefits, and any and all tax qualified retirement benefits, including without limitation, all such benefits provided under any 401(k) plan, profit sharing plan, pension plan, death benefit plan, health insurance plan, or the like.

“Applicable Plan Year” means the Plan Year of service for which any Annual Award is credited under this Plan. For example, if an Annual Award is credited on January 1, 2018 for a Participant’s service during the 2017 Plan Year, then the Annual Award that is credited on January 1, 2018 will be calculated using the Participant’s Annual Compensation for the 2017 Plan Year, which would be the Applicable Plan Year for purposes of such calculation.

“Applicable Return” means, for any applicable period of calculation, the gain to be credited to Accrued Liability Reserve Account as a result of the application of the Applicable Rate. For example, if the Participant’s Accrual Balance was $10,000 as of January 1, 2018, the Participant remained employed by the Bank on January 31, 2018, and Applicable Rate on January 1, 2018 was 1% per annum, then on January 31, 2018, the Participant’s Accrued Liability Reserve Account would be credited with an Applicable Return determined by applying the Applicable Rate, calculated on a per diem basis, to Participant’s Accrual Balance on January 1, 2018 ($10,000 x Applicable Rate (calculated on a per diem basis) = Applicable Return credited on January 31, 2018).

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan

“Applicable Rate” means, for each applicable period of calculation, a rate of interest that is equal, on an annualized basis, to the “prime rate” published in the Wall Street Journal from time to time (or if the Wall Street Journal ceases to publish a rate so designated, any comparable successor rate designated by the Bank). The Applicable Rate for each calendar month shall be the Applicable Rate reported on the first day of such calendar month. The Applicable Rate to be credited for any applicable period of calculation shall be calculated on the actual number of days elapsed during such period on the basis of a 365-day year.

“Beneficiary” means each person designated as a Beneficiary on a properly completed Beneficiary Designation Form, or the estate of the deceased Participant if no Beneficiary is so designated, or if all designated Beneficiaries predecease the Participant, in each case, as determined in accordance with Section 6.

“Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Participant completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries. The Beneficiary Designation Form provided by the Plan Administrator on the Effective Date is attached to the Plan as Exhibit A.

“Board” means the Board of Directors of the Bank, as from time to time constituted.

“Board Executive Committee” means the Executive Committee of the Board of Directors of the Bank, as from time to time constituted.

“Change in Control” means any change in the ownership or effective control of the Bank or any holding company of which the Bank is a subsidiary, and any change in the ownership of a substantial portion of the assets of the Bank, if and to the extent that such change in ownership or effective control or transfer of such Bank assets meets the definition of a change in control set forth in Section 1.409A-3(i)(5) of the Treasury Regulations, or any subsequently applicable Treasury Regulations; provided, however, that under no circumstances will any of the following constitute a Change in Control: (i) the formation of any parent mutual holding company; (ii) any conversion of any parent mutual holding company of the Bank from mutual to stock form, without more; (iii) any issuance of a minority ownership interest in the Bank or any middle-tier stock holding company of the Bank. As more particularly set forth in said section of the Treasury Regulations, a “change in ownership or control” of the Bank occurs upon the acquisition by one person (or more than one person acting as a group) of more than 50% of the total fair market value or total voting power of the Bank; a “change in effective control” of the Bank occurs upon (i) the acquisition by one person (or more than one person acting as a group) of stock possessing more than 30% of the total voting power of the Bank during the 12-month period ending on the date of the most recent acquisition, or (ii) the replacement of a majority of the members of the Bank’s Board during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board as constituted immediately prior to the date of such appointment or election; and a “change in the ownership of a substantial portion of the assets” of the Bank occurs upon the acquisition of the assets of the Bank with a total gross fair market value equal to or more than 40% of the total gross fair market value of all assets of the Bank determined immediately prior to such acquisition. For purposes of this Plan, transfers on account of deaths or gifts, transfers between family members or transfers to a qualified retirement plan maintained by the Bank will not be considered in determining whether there has been a Change in Control.

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan	Schedule 1 - Page 2

“Code” means the Internal Revenue Code of 1986, as amended.

“Disability” or “Disabled” means a Participant: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the Plan Administrator, the Participant must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

“Early Termination” means the Participant’s Separation from Service before Retirement Age, except when such Separation from Service: (i) is a Change in Control-Related Separation from Service; or (ii) due to death, Disability or Termination for Cause.

“Effective Date” means January 1, 2017.

“Involuntary Separation from Service” means the Bank’s termination of the Participant without Cause, due to the Bank’s independent exercise of its unilateral authority to terminate the Participant’s services at a time when the Participant was willing and able to continue performing services, and without the Participant’s implicit or explicit request, and shall be construed to have the same meaning as an “involuntary separation from service” as defined in Treas. Reg. 1.409A-1(n).

“Key Employee” means a management employee of the Bank of the level of Executive Vice President or higher or any functionally equivalent position of responsibility with the Bank.

“Participant” means a Key Employee who has satisfied all requirements for admission into the Plan, as more particularly set forth in Section 1.2 of the Plan, including without limitation, by signing, dating and returning a Plan Admission Notice to the Plan Administrator.

“Plan Admission Notice” means a written notice provided by the Plan Administrator to a Key Executive, in the form attached hereto as Exhibit B stating (i) that the Bank has elected, in its sole discretion, to make the Key Employee eligible for participation in the Plan, and (ii) specifying the Annual Award (expressed as a percentage of the Key Executive’s Annual Compensation for any Applicable Plan Year) to be credited to the Key Executive under the terms of the Plan after the Key Executive has satisfied the requirements to become a Participant in the Plan.

“Plan Administrator” means the plan administrator described in Section 8 of this Plan.

“Plan Year” means each twelve (12) month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year for each Participant will commence on the date that such Participant becomes a Participant in this Plan and end on the following December 31.

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan	Schedule 1 - Page 3

“Retirement” means a Separation from Service after attainment of Retirement Age for any reason other than death, Disability or Termination for Cause.

“Retirement Age” means the date on which the Participant attains the age of sixty-five (65).

“Retirement Date” means the later of the Participant’s attainment of Retirement Age or Separation from Service.

“Separation from Service” means the termination of the Participant’s employment with the Bank. Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Participant has been providing services to the Bank less than thirty-six (36) months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee of the Bank for other purposes (such as continuation of salary and participation in the Bank’s employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. The Participant will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Participant during the immediately preceding thirty-six (36) month period.

“Specified Employee” will have the same meaning as set forth in Code Section 409A(a)(2)(B)(i), and by way of clarification and not by way of limitation, Participant will be deemed to be a Specified Employee of the Bank if, at the time of Separation from Service, any stock of the Bank is publicly traded on an established securities market or otherwise and Participant is a “key employee” of the Bank. Participant will be deemed to be a “key employee” of the Bank if the Participant meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Code Section 416(i)(5)) at any time during the 12-month period ending each December 31 (the “identification period”), and by way of clarification and not by way of limitation, the term “key employee” generally includes (i) an officer of the Bank having an annual compensation greater than $130,000, (ii) a 5-percent owner of the Bank, and (iii) a 1-percent owner of the Bank having an annual compensation from the Bank of more than $150,000. If the Participant is a “key employee” during an identification period, the Participant will be treated as a “key employee” for purposes of this Plan during the twelve (12) month period that begins on the first day of April following the close of the identification period.

“Termination for Cause” or “Cause” means the termination of the Participant’s service for cause, it being agreed that only the following will constitute “cause” for purposes of this Plan: (i) the Participant’s intentional and willful failure or refusal: (x) to perform any services of a material nature required of him by the Bank; or (y) to carry out any lawful instructions of a material nature with respect to the Bank’s business; or (z) to comply with any law or regulation the noncompliance with which would have a material adverse effect on to the Bank’s operations; or

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan	Schedule 1 - Page 4

(ii) receipt by the Bank of a written directive from either the Federal Deposit Insurance Corporation or from the Office of the Massachusetts Commissioner of Banks requiring the Bank to have and retain competent management, and containing specific references to inadequate or unsatisfactory performance by the Participant; or (iii) the Participant’s serious misconduct or dishonesty in the performance of his duties to the Bank or in connection with his employment by the Bank; or (iv) the Participant’s conviction of a felony whether or not related to his employment by the Bank. The foregoing notwithstanding, if after the Effective Date, any written contract of employment between the Participant and the Bank defines termination for cause differently than is set forth this Plan, the definition in such written contract of employment will control so long as such written contract of employment remains in effect. If a dispute arises as to Termination for Cause for purposes of this Plan, such dispute will be resolved by arbitration as set forth in this Plan.

“Unforeseeable Emergency” will have the same meaning as set forth in Section 1.409A-3(i)(3) of the Regulations, and will include, generally, a severe financial hardship of the Participant or a Beneficiary (as defined in Section 152 (a) of the Code) resulting from (A) an illness or accident of the Participant or Beneficiary, the Participant or Beneficiary’s spouse, or the Participant’s or Beneficiary’s dependent, (B) the loss of the Participant’s or Beneficiary’s property due to casualty; or (C) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant or Beneficiary.

Easthampton Savings Bank - Non-Qualified Deferred Compensation Plan	Schedule 1 - Page 5

PLAN ADMISSION NOTICE

EASTHAMPTON SAVINGS BANK

NON-QUALIFIED DEFERRED COMPENSATION PLAN

FOR SELECTED SENIOR EXECUTIVES

Easthampton Savings Bank (the “Bank”) established a Non-Qualified Deferred Compensation Plan for Selected Senior Executives on January 1, 2017 (as amended or restated from time to time by the Bank, the “Plan”). The Plan is an unfunded, non-qualified deferred compensation arrangement maintained for a select group of management or highly compensated employees.

This Plan Admission Notice (“Notice”) makes the person identified below (the “Key Employee”) eligible to become a Participant in the Plan. In order to become a Participant in the Plan, you must sign, date and return a copy of this Notice to the Plan Administrator’s designee identified below (the “Designee”), and the Designee must sign and date the Notice to evidence the Plan Administrator’s acceptance of your signed and dated Notice. You will not become a Participant until your signed and dated Notice is accepted by the Designee. Upon becoming a Participant in the Plan, Annual Awards in the amount stated below will be credited at the times, in the amounts, and in the manner specified in the Plan. Capitalized words and phrases used in this Notice that are not defined in this Notice have the meanings given in the Plan.

Key Employee: Reed Whitman

Plan Admission Date: January 1, 2026

Annual Award: 20% of your Annual Compensation for each Applicable Plan Year. *

Plus an additional credit in the amount of $29,000 on 1/1/26, 1/1/27 and 1/1/28.

*Important Note: Under the terms of the Plan, the Plan Administrator has the right, in its sole discretion, to increase, decrease or terminate Annual Awards by written notice to you.

Plan Administrator’s Designee: Meagan Barrett

Key Employee’s Acknowledgement and Agreement:

1. The undersigned Key Employee acknowledges that the Bank has delivered a copy of the Plan to the Key Employee; and that the Key Employee has read and understands the Plan.

2. By signing, dating and returning this Notice, the Key Employee is agreeing to all of the terms and conditions of the Plan; and is agreeing that all of the terms and conditions of the Plan are binding on the Key Employee and on the Beneficiary(ies) designated by the Key Employee.

Key Employee:		Plan Administrator’s Designee:

/s/ Reed Whitman		/s/ Meagan Barrett
Reed Whitman		Meagan Barrett

Accepted on the date stated below.

Date:	December 22, 2025	Date:	December 22, 2025

EASTHAMPTON SAVINGS BANK

BONUS AGREEMENT

FOR

PARTICIPANT IN NON-QUALIFIED DEFERRED COMPENSATION PLAN

FOR SELECTED SENIOR EXECUTIVES

Easthampton Savings Bank (the “Bank”) established a Non-Qualified Deferred Compensation Plan for Selected Senior Executives on January 1, 2017 (as amended or restated from time to time by the Bank, the “Plan”). The Plan is an unfunded, non-qualified deferred compensation arrangement maintained for a select group of management or highly compensated employees.

This Bonus Agreement (“Agreement”) makes the undersigned (the “Participant”) eligible to receive certain Bonuses (as defined below). Capitalized terms used in this Agreement that are not defined in this Agreement shall have the same meaning given to such terms in the Plan.

Not later than thirty (30) days after the end of each Plan Year (the “Applicable Plan Year”) in which the Bank credits the Participant with an Award under the Plan, the Bank shall pay the Participant a cash Bonus. For purposes of this Agreement, the term “Bonus” shall mean a sum equal to the product of “X” divided by “Y,” where “X” equals the FICA/Medicare tax to which the Participant is subject with respect to such taxable year, and “Y” equals one (1) minus the combined maximum total federal and state income tax rates and Medicare tax rate with respect to each taxable year.

Notwithstanding any other provision of this Agreement, if the Participant experiences a Termination for Cause, or is otherwise required to forfeit the Participant’s benefits under the Plan as a result of the provisions of Sections 7.1 or 7.2 of the Plan, then this Agreement shall automatically terminate, and the Bank will have no obligation to pay any Bonuses under this Agreement.

The Agreement and all rights hereunder will be governed by the laws of the Commonwealth of Massachusetts except to the extent preempted by the laws of the United States of America. This Agreement constitutes the entire agreement between the Bank and the Participant as to the subject matter hereof. No rights are granted to the Participant by virtue of this Agreement other than those specifically set forth herein.

Participant		Easthampton Savings Bank

/s/ Reed Whitman		/s/ Meagan Barrett
Print Name: Reed Whitman		Name: Meagan Barrett
Title: Vice President, Human Resources

Date:	December 22, 2025	Date:	December 22, 2025